UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, DC  20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported):  May 18, 2018

INNOVIVA, INC.

(Exact Name of Registrant as Specified in its Charter)

Delaware (State or Other Jurisdiction of Incorporation)	000-30319 (Commission File Number)	94-3265960 (I.R.S. Employer Identification Number)

2000 Sierra Point Parkway

Suite 500

Brisbane, California 94005

(650) 238-9600

(Addresses, including zip code, and telephone numbers, including area code, of principal executive offices)

(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐            Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐            Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐            Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐            Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933(§230.405 of this chapter) or Rule 12b-2 of the Securities Exchange Act of 1934 (§240.12b-2 of this chapter).

Emerging growth company	☐

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act.

☐

Item 5.02.   Departure of Directors or Principal Officers; Election of Directors; Appointment of Principal Officers; Compensatory Arrangements of Principal Officers.

Appointment of Officer

On May 22, 2018, Innoviva, Inc. (the “Company” or “Innoviva”) announced the hiring and appointment of Geoffrey Hulme as interim Principal Executive Officer, effective as of May 21, 2018. Mr. Hulme reports directly to the Board of Directors of the Company (the “Board”).

In connection with his hiring, the Company and Mr. Hulme entered into an offer letter and the Company’s standard form of invention assignment agreement. Mr. Hulme’s offer letter provides for an initial base salary of $300,000 per year and annual bonus eligibility with an annual target payout of 60% of his base salary.  Pursuant to Mr. Hulme’s offer letter, subject to the approval of the Company’s Board or its Compensation Committee, Mr. Hulme will be granted a nonstatutory stock option to purchase a number of shares of the Company’s Common Stock to be determined by the Company’s Board or its Compensation Committee.  If the Company terminates Mr. Hulme’s employment for any reason other than cause prior to May 21, 2019 (the “One-year Anniversary”), subject to Mr. Hulme executing a general release of all claims in favor of the Company, the Company will pay him a lump-sum in cash equal to the product of (i) $25,000, multiplied by (ii) the number of full months remaining until the One-year Anniversary.  In addition, if the Company terminates Mr. Hulme’s employment for any reason other than cause following the One-year Anniversary, subject to Mr. Hulme executing a general release of all claims in favor of the Company, Mr. Hulme will remain eligible to receive a pro-rata bonus (based on the number of full months of employment completed in the year of termination) for the year of termination, subject to the terms and conditions of the Company’s bonus program in effect at the time of termination (other than continued employment) including the achievement of any performance conditions, payable at the same time as bonuses are paid to active employees.

The foregoing description of the terms and conditions of the offer letter does not purport to be complete and is qualified in its entirety by reference to the full text of the offer letter, which will be filed as an exhibit to the Company’s Quarterly Report on Form 10-Q for the period ending June 30, 2018.

Prior to his hiring, Mr. Hulme, age 51, served as the owner and manager of Steel Valley Capital LLC since 2016 and Steel Valley Advisors LLC, a Registered Investment Adviser since 2017.  Previously, from 1998 to 2015, he worked at Amici Capital, LLC, serving in various roles, including as Director of Research, a portfolio manager and a director of various funds managed by Amici.  Mr. Hulme earned a Bachelor’s of Science degree in Business Administration with a concentration in Finance, summa cum laude, from Villanova University.

Mr. Hulme and the Company will also enter into an indemnification agreement requiring the Company to indemnify him to the fullest extent permitted under Delaware law with respect to his service as an officer of the Company. The indemnification agreement will be in substantially the form entered into with the Company’s other executive officers. This form of indemnification agreement is attached hereto as Exhibit 99.1 to this Current Report on Form 8-K.

Mr. Hulme succeeds Eric d’Esparbes as the Company’s interim Principal Executive Officer.  Following Mr. Hulme’s appointment, Mr. d’Esparbes will continue in his role as Senior Vice President and Chief Financial Officer.

A copy of the press release announcing Mr. Hulme’s appointment is attached hereto as Exhibit 99.2.

On May 18, 2018, Board approved an amendment to the Innoviva, Inc. 2009 Severance Plan (the “Plan”) to provide that officers hired on or after May 18, 2018 or employees promoted to an officer level position on or after May 18, 2018 would not be eligible for benefits under the Plan (the “Amendment”), including Mr. Hulme.  The Amendment did not change the severance benefits provided to eligible executives that commenced employment prior to the date of the Amendment.

The foregoing description of the terms and conditions of the Amendment does not purport to be complete and is qualified in its entirety by reference to the full text of the Amendment, which will be filed as an exhibit to the Company’s Quarterly Report on Form 10-Q for the period ending June 30, 2018.

Item 9.01. Financial Statements and Exhibits.

(d) Exhibits

99.1

Form of Indemnification Agreement between Innoviva, Inc. and each of its directors and executive officers (incorporated by reference to Exhibit 10.11 to Innoviva Inc.’s Registration Statement on Form S-1 (SEC File No. 333-116384)) filed with the SEC on June 10, 2004.

99.2	Press Release dated May 22, 2018

SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, as amended, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

INNOVIVA, INC.

Date: May 22, 2018	By:	/s/ Geoffrey Hulme
Geoffrey Hulme
interim Principal Executive Officer